UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________

 FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): June 9, 2008

XCORPOREAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-18718	75-2242792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12121 Wilshire Blvd., Suite 350, Los Angeles, California 90025
(Address of principal executive offices) (Zip Code)

(310) 923-9990
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

As previously reported, on June 9, 2009, the arbitrator in the arbitration proceeding between our wholly-owned subsidiary, Xcorporeal Operations, Inc. (Operations), and National Quality Care, Inc. (National) issued an Interim Award. The Interim Award states that it is an interim award subject to further proceedings, and is not intended to be a final award subject to a motion to confirm before a court of competent jurisdiction. We do not believe it would be likely to have a material adverse impact on our long term business plans.

On June 10, 2008, National issued a current report on Form 8-K, which incorrectly stated that the License Agreement has been terminated in advance of the Technology Transaction. The License Agreement will remain in full force and effect unless and until the Technology Transaction closes.

The Interim Award states: “Under all the circumstances the appropriate relief is an award requiring specific performance of the Technology Transaction.” The arbitrator stated that “further evidence will be required to implement the award of specific performance,” including “what conditions, if any, remain to be performed before the Technology Transaction can be closed.” Subject to National’s satisfaction of any yet-unfilled conditions, the arbitrator intends to supervise the Closing of the transaction. The Interim Award further states: “Xcorporeal’s need for a permanent, non-contingent interest in the Technology would be satisfied by the Technology Transaction.”

Section 6.B(1) of the Merger Agreement provides that, at the Closing of the Technology Transaction, National “shall absolutely, unconditionally, validly and irrevocably sell, transfer, grant and assign to [Operations] all of the Technology, including, but not limited to, the sole and exclusive right, in perpetuity and throughout the Territory, to use, improve, expand and otherwise exploit the Technology, to make (and have made), use, and sell the Licensed Products, and otherwise to practice the inventions and the art that is embodied or described in the Licensor Patents, the Licensor Patent Applications, and any improvements thereto made in whole or in part by Licensor (whether or not patented) in connection with the Technology (each such capitalized term as defined in the License Agreement).”

The Interim Award states that the total aggregate shares of Operations stock to be received by National at the Closing equals 48% of all Operations shares outstanding as of the date of the Merger Agreement. On September 1, 2006, there were 10,000,000 shares of Operations common stock outstanding. The Interim Award further states that, if Operations “is no longer a public company,” then National “must receive” shares of our stock “to effectuate the intent of the Technology Transaction.” However, we believe based upon advice of counsel that an arbitrator has no power to determine rights and obligations of one who is not a party to the arbitration agreement, including a parent corporation not in contractual privity. A court of law must first determine the status of the nonsignatory against whom arbitration is sought. No such order has been sought.

The Interim Award’s grant of specific performance of the Technology Transaction was unanticipated by us, because both parties have previously stated publicly that the Merger Agreement has been terminated, and National had not asserted claims for specific performance. If a court were to order us bound as a party to the arbitration, and the arbitrator were to issue a final award requiring us to issue shares of our common stock that were upheld on appeal, the interests of our current stockholders could be substantially diluted.

Copies of the Merger Agreement and License Agreement are attached hereby as Exhibits 2.1 and 10.1, respectively.

Unless otherwise required by law, we disclaim any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
2.1	Merger Agreement dated as of September 1, 2006 between National Quality Care, Inc. and Xcorporeal Operations, Inc. f/k/a Xcorporeal, Inc.

10.1	License Agreement dated as of September 1, 2006 between National Quality Care, Inc. and Xcorporeal Operations, Inc. f/k/a Xcorporeal, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XCORPOREAL, INC.

Date: June 11, 2008	By:	/s/ ROBERT WEINSTEIN
Robert Weinstein
Chief Financial Officer